(Letterhead of Branden T. Burningham, Esq.)


September 22, 2003



Leonard W. Burningham, Esq.
455 East 500 South, #205
Salt Lake City, Utah 84111

Mark Johnson
P.O. Box 242
Garden City, Utah 84028


Re:       Issuance of compensatory shares of common stock of Two Moons
Kachinas Corp., a Nevada corporation (the "Company"), to Leonard W. Burningham, Esq. and Mark Johnson, to be registered on Form S-8 of the Securities and Exchange Commission

Dear Mr. Burningham and Mr. Johnson:

          I represent the Company in connection with the foregoing and have been engaged to prepare a Registration Statement on Form S-8 of the Securities and Exchange Commission for the registration of the securities to be issued to you under two separate written Compensation Agreements, copies of which are attached hereto.

          I have prepared a brief Memorandum of the most recent amendments of the Securities and Exchange Commission to Form S-8, and have enclosed a copy thereof for your review.

          Please review this Memorandum and if true and correct, sign the enclosed representation letter I have prepared based upon our discussions.

          Copies of the Company's 10-KSB Annual Report for the year ended December 31, 2002, and all other reports filed by the Company with the Securities and Exchange Commission for the past 12 months can be accessed on the web site of the Securities and Exchange Commission at www.sec.gov in the Edgar Archives. If you do not have access to a computer and the Internet, please advise me in writing and copies will be provided to you.

          Thank you very much.

                                   Yours very sincerely,

                              /s/ Branden T. Burningham

                                   Branden T. Burningham

BTB/bcb
Enclosures
cc:       Two Moons Kachinas Corp.